Exhibit 10.79
November 18, 2010
[Name]
c/o The Talbots, Inc.
One Talbots Drive
Hingham, MA 02043
          Re: CODE SECTION 409A AMENDMENT
Dear [First Name],
          This is to confirm that notwithstanding anything to the contrary in any severance, change in control or employment agreement or arrangement between you and the Company (collectively, the “agreements”), it is the intention of the parties that:
•	each of such agreements comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and all regulations or other guidance issued thereunder, and

•	the agreements and the payments of any benefits thereunder will be operated and administered accordingly.
          For purposes of clarification, the following is hereby incorporated into and made part of the agreements and supersedes anything to the contrary therein:
(1) Change in Control Definition
          It is the intention of the parties that in the event of your termination of employment following a Change in Control event as defined in your existing Change in Control Agreement, Severance Agreement or Employment Agreement with the Company (collectively, your “C-in-C Arrangement”) which triggers payment under your C-in-C Arrangement but under circumstances in which that Change in Control event does not qualify as a “Change in Control” as defined under Section 409A of the Code, the cash severance payment amount payable to you under the C-in-C Arrangement is to be paid, if and only to the extent necessary to satisfy the requirements of Section 409A of the Code, over a severance payment period in equal installments in accordance with usual payroll practices, sufficient to satisfy Section 409A of the Code.

(2) Deferred Payment
          You agree that if, at the time of termination of employment, you are considered to be a specified employee as defined in Section 409A of the Code1 then some or all of such payments to be made under any of your agreements as a result of your termination of employment will be deferred until the first business day following the date that is 6 months following such termination of employment (together with interest as provided in your C-in-C Arrangements), if and to the extent the delay in such payments is necessary in order to comply with the requirements of Section 409A of the Code, except to the extent such payments are exempt from Section 409A of the Code by virtue of the short-term deferral rule under Treas. Reg. Sec. 1.409A-1(b)(4) and/or the severance pay exception under Treas. Reg. Sec. 1.409A-1(b)(9)(iii).
(3) Release of Claims
          In the event that any severance payment is determined to be payable to you under any of the agreements and such payment is conditioned upon your executing (and not thereafter revoking) a release of claims, then if the period during which you are entitled to consider the general release (and to revoke the release, if applicable) spans two calendar years, then any payment or installments of any such severance payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (i) the end of the revocation period (assuming that you do not revoke), or (ii) the first business day of the second calendar year (regardless of whether you used the full time period allowed for consideration), all as required for purposes of Section 409A.
(4) “Separation from Service”
          References to “termination of employment” and similar terms used in the agreements are intended to refer to “separation from service” within the meaning of Section 409A to the extent necessary to comply with Section 409A.
(5) Miscellaneous
          Except as above, all other terms of your C-in-C Arrangement remain unchanged. The Company acknowledges that, for purposes of Section 409A of the Code, each and every payment under any of your agreements shall be deemed a separate payment and not a series of payments.
          Notwithstanding anything to the contrary herein or elsewhere, you acknowledge that the Company shall not be liable to any person for reimbursement of any sanctions or penalties that may be imposed upon any employee or former employee under Section 409A of the Code or the regulations or other guidance issued thereunder in connection with any severance, change in control or employment agreement with the Company or other compensatory or benefit plan or arrangement of the Company, as currently in effect or hereafter amended.

[1]	As determined as of December 31 preceding your termination of employment, unless your termination of employment occurs prior to April 1, in which case the determination will be made as of the second preceding December 31.

          Kindly sign and return a copy of this agreement to my attention to indicate your acceptance of the above.

Very truly yours,

Accepted and agreed this day of , 2010	THE TALBOTS, INC.

	By:	/s/ Ruthanne Russell

[Name]		Ruthanne Russell, Senior Vice President, Human Resources